Exhibit 1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Announces Mark King and Alan Smolinisky Appointed to Board of Directors

The Company and GreenWood Enter into Cooperation Agreement

SAN DIEGO, Calif. November 3, 2025 – Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced the appointment of two new independent directors, Mark King and Alan Smolinisky, to the Company’s Board of Directors (the “Board”), effective within five business days. Messrs. King and Smolinisky are being appointed in connection with a cooperation agreement between the Company and one of its stockholders, GreenWood Investors, LLC (“GreenWood”), following constructive engagement. With the addition of these two directors, the Board will expand its size to 10 members.
In connection with the cooperation agreement, the Board will form a Capital Allocation Committee, to be chaired by Mr. Smolinisky. GreenWood has agreed to vote its shares in favor of all of the Board’s director nominees at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), and has also agreed to customary standstill, voting and other provisions. The full cooperation agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).
“We are very pleased to welcome Mark and Alan as independent directors on the Company’s Board,” said David L. Goebel, Chairman of the Board. “Mark’s experience in the restaurant and retail industries as well as Alan’s investor perspective and real estate expertise bring valuable and complementary skillsets to the Board that directly align with our “JACK on Track” strategy. We look forward to benefiting from Mark’s and Alan’s insights as the Board and management team continue to focus on returning to a simplified, asset-light business model, driving improved performance and enhancing value for stockholders.”
“We appreciate our constructive engagement with Jack in the Box and the Company’s openness to bringing fresh perspectives to the Board,” said Chris Torino, Partner at GreenWood. “We are excited for Mark and Alan to utilize their respective areas of expertise to bring valuable insights as the Board continues overseeing the Company’s strategy to improve performance, build momentum in the business, and deliver stockholder value. Through the ongoing actions to reduce debt, drive sustainable same store sales, and improve margins, we see an opportunity for a rejuvenated JACK to return to its rightful place among the industry’s most iconic brands, and we look forward to being a committed long-term stockholder.”

Exhibit 1
Mr. King has over 40 years of experience driving transformations and increasing relevance at major global brands, including as CEO of Taco Bell Corp., where he led brand strategy and franchise operations and enhanced consumer engagement during a period of significant growth. He most recently served as CEO of Xponential Fitness, helping transform the company through a focus on franchisee health and a customer-centric culture. Mr. King also previously served as President of adidas North America, guiding the brand to double its market share in under three years, and spent more than three decades at TaylorMade Golf, which became the most profitable golf company in the world during his tenure as CEO.
Mr. Smolinisky is a serial entrepreneur and transformative investor whose nearly three-decade career is defined by generating significant value across several industries including commercial real estate, finance, and capital markets. As a Principal at Conquest Housing, a diversified private investment company, he leverages his deep expertise in strategy and capital deployment to drive growth and market innovation across its portfolio, including real estate, publicly traded securities, sports, media and other ventures. Mr. Smolinisky's career is marked by the founding and scaling of multiple enterprises and is further showcased through his co-ownership of the Los Angeles Dodgers, a venture that exemplifies his ability to identify and invest in iconic brands and high-growth assets.

Advisors
BofA Securities is serving as financial advisor, Sullivan & Cromwell LLP is serving as legal advisor, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to the Company.

LDG Advisory is serving as financial advisor, and McDermott Will & Schulte LLP is serving as legal advisor to GreenWood.

About the Company
The Company, founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,160 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with over 550 restaurants across 18 states.

About GreenWood
GreenWood is an investment manager founded in 2010 to engage and invest with great managers building underappreciated companies. The firm partners with management teams during transformational moments in their history to help them accelerate their ability to drive long-term, sustainable value.

Exhibit 1
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility; the possibility that conditions to the sale of Del Taco are not satisfied on a timely basis or at all, and the possibility of changes in the anticipated timing for closing the sale; the possibility that we may not fully realize the projected benefits of the sale; and business disruption during the pendency of or following the sale. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.
Important Additional Information and Where to Find It
The Company intends to file a definitive proxy statement (the “Proxy Statement”) and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2026 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.jackinthebox.com/financials/sec-filings.

Exhibit 1
Participant Information
The Company, its directors, and certain of its executive officers (as set forth below) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting. Information about the compensation of our named executive officers and our independent directors is set forth in the sections titled “Executive Compensation” and “Director Compensation and Stock Ownership Requirements” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, filed on January 27, 2025 (the “2025 Definitive Proxy”), commencing on pages 58 and 26, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the 2025 Definitive Proxy commencing on page 71 and is available here, and as updated in the filings referenced in the table below. Supplemental information regarding the holdings of the Company’s securities can be found in the SEC filings on Forms 3 and 4, and as referenced in the table below, and such filings are available on the Company’s website at https://investors.jackinthebox.com/financials/sec-filings/ or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of the Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting.
Directors and Executive Officers

Name	Ownership	Filing Date	Filing Type	Hyperlink
Guillermo Diaz, Jr.	6,495	3/3/2025	Form 4	Form 4
David L. Goebel (Chairman of the Board)	39,455	4/8/2025	Form 4	Form 4
Madeleine A. Kleiner	26,438	4/8/2025	Form 4	Form 4
Michael W. Murphy	77,692	4/8/2025	Form 4	Form 4
James M. Myers	37,166	4/8/2025	Form 4	Form 4
Enrique Ramirez	5,163	3/3/2025	Form 4	Form 4
Lance Tucker (Chief Executive Officer)	79,555	4/7/2025	Form 4	Form 4
Vivien M. Yeung	18,124	4/8/2025	Form 4	Form 4